As filed with the Securities and Exchange Commission on April 16, 2018

Registration No. 333-04197

Registration No. 333-69377

Registration No. 333-88288

Registration No. 333-111940

Registration No. 333-125364

Registration No. 333-125365

Registration No. 333-204104

Registration No. 333-89703

Registration No. 333-89699

Registration No. 333-36726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1 TO:

Form S–8 Registration 333-04197

Form S–8 Registration 333-69377

Form S–8 Registration 333-88288

Form S–8 Registration 333-111940

Form S–8 Registration 333-125364

Form S–8 Registration 333-125365

Form S–8 Registration 333-204104

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S–8 Registration 333-89703

Form S–8 Registration 333-89699

Form S–8 Registration 333-36726

FORM S–8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DST SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1581814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 West 11th Street Kansas City, Missouri	64105
(Address of principal executive offices)	(ZIP Code)

DST Systems Inc. 1995 Stock Option and Performance Award Plan

DST SYSTEMS, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

DST SYSTEMS, INC. 2005 NON-EMPLOYEE DIRECTORS’ AWARD PLAN

DST SYSTEMS, INC. 401(K) PROFIT SHARING PLAN, AS AMENDED

DST SYSTEMS, INC. 2015 EQUITY AND INCENTIVE PLAN

(Full title of the plan)

Aisha Reynolds, Esq.

Vice President and Assistant Secretary

DST Systems, Inc.

333 West 11th Street

Kansas City, Missouri 64105

(Name and address of agent for service)

(816) 435-1000

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Eileen T. Nugent

Maxim O. Mayer-Cesiano

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by DST Systems, Inc., a Delaware corporation (the “Company”) remove from registration all shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-04197), which was filed with the SEC on May 21, 1996, pertaining to the registration of 6,000,000 shares of Common Stock, available for issuance under the DST Systems Inc. 1995 Stock Option and Performance Award Plan.

•	Registration Statement on Form S-8 (No. 333-69377), which was filed with the SEC on December 21, 1998, pertaining to the registration of 9,000,000 shares of Common Stock, available for issuance under the DST Systems Inc. 1995 Stock Option and Performance Award Plan.

•	Registration Statement on Form S-8 (No. 333-89703), which was filed with the SEC on October 26, 1999, pertaining to the registration of 500,000 shares of Common Stock, available for issuance under DST Systems, Inc. 401(k) Profit Sharing Plan, as amended on October 18, 2000 to register an additional 500,000 shares of Common Stock to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, payable October 19, 2000 to shareholders of record October 6, 2000.

•	Registration Statement on Form S-8 (No. 333-89699), which was filed with the SEC on October 26, 1999, pertaining to the registration of 1,000,000 shares of Common Stock, available for issuance under DST Systems, Inc. 2000 Employee Stock Purchase Plan, as amended on October 18, 2000 to register an additional 1,000,000 shares of Common Stock to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, payable October 19, 2000 to shareholders of record October 6, 2000.

•	Registration Statement on Form S-8 (No. 333-36726), which was filed with the SEC on May 10, 2000, pertaining to the registration of 3,000,000 shares of Common Stock, available for issuance under the DST Systems Inc. 1995 Stock Option and Performance Award Plan, as amended on October 18, 2000 to register an additional 12,000,000 shares of Common Stock to reflect a 2-for-1 stock split, effected in the form of a 100% stock dividend, payable October 19, 2000 to shareholders of record October 6, 2000.

•	Registration Statement on Form S-8 (No. 333-88288), which was filed with the SEC on May 15, 2002, pertaining to the registration of 6,000,000 shares of Common Stock, available for issuance under the DST Systems Inc. 1995 Stock Option and Performance Award Plan.

•	Registration Statement on Form S-8 (No. 333-111940), which was filed with the SEC on January 15, 2004, pertaining to the registration of 500,000 shares of Common Stock, available for issuance under the DST Systems, Inc. 401(k) Profit Sharing Plan.

•	Registration Statement on Form S-8 (No. 333-125364), which was filed with the SEC on May 31, 2005, pertaining to the registration of 4,000,000 shares of Common Stock, available for issuance under the DST Systems, Inc. 2005 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-125365), which was filed with the SEC on May 31, 2005, pertaining to the registration of 300,000 shares of Common Stock, available for issuance under the DST Systems, Inc. 2005 Non-Employee Directors’ Award Plan.

•	Registration Statement on Form S-8 (No. 333-204104), which was filed with the SEC on May 12, 2015, pertaining to the registration of 2,600,000 shares of Common Stock, available for issuance under the DST Systems, Inc. 2015 Equity and Incentive Plan.

On January 11, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SS&C Technologies Holdings, Inc., a Delaware corporation (“SS&C”), and Diamond Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of SS&C (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of SS&C (the “Surviving Corporation”). The Merger became effective on April 16, 2018 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, any issued and outstanding shares of Common Stock (other than (i) shares to be canceled or converted into shares of the Surviving Corporation, (ii) Company Options, shares of Company RSUs and Company Performance Stock Units, in each case, as defined in the Merger Agreement, and (iii) any shares of Common Stock held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Common Stock under Delaware law and has neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under Delaware law) were converted into the right to receive an amount in cash equal to $84.00 per share in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 16, 2018.

DST SYSTEMS, INC.

By:	/s/ Doug Fleming
Doug Fleming Chief Accounting Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.